January 30, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Cellcom I Corp.

We have read the statements that we understand Cellcom I Corp. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made in the first, second and fourth paragraph therein regarding our firm. We have no basis to agree or disagree with any other statements made under Item 4.01.

Yours truly,

/s/ Piercy Bowler Taylor & Kern
Piercy Bowler Taylor & Kern